FEE AGREEMENT
GPH LIQUIDATING TRUST

This Fee Agreement (this “Agreement”) is made as of May 17, 2006 (the “Closing Date”), by and between Wilmington Trust Company, a Delaware banking corporation (“Wilmington Trust”), and GPH Liquidating Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H

 WHEREAS, pursuant to a Trust Agreement, dated as of May 17, 2006 (the “Trust Agreement”), between Wilmington Trust, Global Preferred Holdings, Inc. and the named Administrator and additional Trustees, Wilmington Trust will act as Delaware trustee (the “Resident Trustee”) of the Trust;

WHEREAS, pursuant to Section 5.2 of the Trust Agreement, Wilmington Trust is entitled to compensation for its services as Delaware Trustee;

WHEREAS, Wilmington Trust and the Trust desire to set forth with greater particularity the specific agreement as to the compensation owing to Wilmington Trust pursuant to the Trust Agreement;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows.

1. The compensation due and owing to Wilmington Trust pursuant to Section 5.2 of the Trust Agreement shall be as follows:

a.	Initial Fee:	$3,000.00
b.	Annual Administration Fee (paid annually in advance):	$3,000.00
c.	Statutory Trust Cancellation Fee:	$1,000.00

The Statutory Trust Cancellation Fee will be imposed if the trust is a statutory trust requiring cancellation of the certificate of trust with the Delaware Secretary of State’s Office. The Statutory Trust Cancellation Fee includes expenses in connection with the preparation and filing of the certificate of cancellation with the Delaware Secretary of State’s Office. If the transaction terminates in a manner that involves participation by counsel, legal fees and expenses in connection with the cancellation are additional and billed separately.

d.	Extraordinary Termination Fee: $3,000.00

(Wilmington Trust reserves the right to charge a fee (the “Extraordinary Termination Fee” as referenced above) relating to the termination of the Trust and the final distribution of the property held by the Trust. The Extraordinary Termination Fee will be imposed if the transaction terminates in a manner other than as outlined in the transaction documents and, as a result, such termination involves extraordinary involvement by Wilmington Trust. Expenses in connection with the preparation and filing of a certificate of cancellation with the Delaware Secretary of State’s Office are additional and billed separately.)

2. In the event of a substantive change in the nature of the Delaware Trustee’s duties, and in any event after the expiration of three years from the Closing Date, Wilmington Trust reserves the right to adjust its fees. Such fees to be agreed between the parties hereto.

3. Wilmington Trust requires that the first year’s Annual Administration Fee and the Closing Attendance Fee (if incurred) be paid on the Closing Date by wire transfer per the following wire transfer instructions:

Wilmington Trust Company

Wilmington, Delaware

ABA No. 031100092

Account No. 076868-000

Reference: Delaware Trustee Fees and Expenses

Transaction Name: GPH Liquidating Trust

Account Manager: James Hanley

Thereafter, the Annual Administration Fee is due and payable annually in advance on each anniversary of the Closing Date, provided that the parties acknowledge that the anticipated date of termination of the Trust is June 1, 2008, so the Annual Administration Fee for the second year of the term of this Agreement shall be increased by a prorated amount to cover the period from the second anniversary of the Closing Date through June 1, 2008. If the term of the Trust is extended beyond June 1, 2008, then the Annual Administration Fee shall apply to such subsequent years, provided however, the Annual Administration Fee shall be prorated to cover the period of time from the anniversary of the Closing Date through the final termination date of the Trust. All fees are nonrefundable and will not be pro rated in the event of an early termination of the Trust.

4. Out of pocket expenses (including outside counsel’s fees and expenses in connection with the closing and in connection with any post-closing matters for which Wilmington Trust is authorized to retain outside counsel under the terms of the Trust Agreement) are additional and are billed separately. Details with respect to counsel fees are coordinated separately with counsel.

5. Invoices should be sent to the Trust at its address set forth below, or at such other address as such party shall hereafter furnish in writing:

Trust: GPH Liquidating Trust
Address: PO Box 1561, Suwanee, GA 30024
Attn: Administrator
Phone: 770-248-3311
Facsimile: 866-581-2010

6. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same Agreement.

7. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be executed by their duly authorized officers effective as of the day first above written.

WILMINGTON TRUST COMPANY

By:      /s/ James Hanley
Name: James Hanley
Title: Senior Financial Services Officer

GPH LIQUIDATING TRUST

By:__/s/ Caryl P. Shepherd ______

Name:	Caryl P. Shepherd
Title:	Administrator